Exhibit 10.38

VERSARTIS, INC.

SEVERANCE BENEFIT PLAN

1.	INTRODUCTION .

The Versartis, Inc. Severance Benefit Plan (the "Plan") was established by Versartis, Inc. (the "Company") effective October 6, 2017 (the "Effective Date"). The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of the Company who meet the eligibility criteria set forth in Section 3 below and satisfy the other eligibility requirements set forth in the Plan. This Plan supersedes any severance benefit plan, policy or practice, whether formal or informal, written or unwritten, previously announced or maintained by the Company with respect to the Eligible Employees, except for the Company's Change in Control Severance Benefit Plan (the "Change in Control Plan ") which remains in full force and effect. This Plan document also is the Summary Plan Description for the Plan.

2.	DEFINITIONS. For purposes of the Plan, the following terms are defined as follows:

(a)"Base Salary" means the Eligible Employee's base salary or regular wage rate in effect immediately prior to the Eligible Employee's termination date. Base Salary does not include variable forms of compensation such as but not limited to overtime, lead premiums, shift differentials, bonuses, incentive compensation, commissions, expenses or expense allowances.

(b)	"Board”, means the Board of Directors of the Company.

(c)"Cause", as determined by the Board in its sole discretion, means: (i) a Participant's conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (ii) a Participant's attempted commission of or participation in a fraud or act of material dishonesty against the Company; (iii) a Participant's material breach of any written agreement between a Participant and the Company (including but not limited to a Participant's Proprietary Information and Invention Agreement or any other restrictive covenant agreements) or material breach or material neglect of any statutory or fiduciary duty a Participant owes to the Company as reasonably determined by the Chief Executive Officer of the Company (the "CEO") (except when a Participant is the CEO) and the Board, in each case, after having provided the Participant with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable; or (iv) a Participant's conduct that constitutes gross insubordination, incompetence or habitual neglect of a Participant's duties as reasonably determined by the CEO (except when the Participant is the CEO) and the Board, in each case, after having provided the Participant with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable.

(d)"Change in Control”, means a "Change in Control" as defined in the Company's 2014 Equity Incentive Plan, as it may be amended from time to time.

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(e)"Participant" means each individual who is employed by the Company and has received a written notification that he or she is eligible to participate in the Plan.

(f)"Plan Administrator " means the Board or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(g)"Retention Bonus" means the retention bonus equal to 50% of the Participant's Base Salary with respect to which the Participant was provided notification of his or her eligibility to receive on October 6, 2017.

(h)"Qualifying Termination" means an involuntary termination by the Company of the Eligible Employee's employment which is implemented without Cause and effective before October 5, 2018.

3.	ELIGIBILITY FOR BENEFITS.

(a)General Rules. Subject to the requirements set forth in the Plan, the Company will grant severance benefits under the Plan to Eligible Employees.

(1)Definition of "Eligible Employee." For purposes of this Plan, an Eligible Employee is a Participant who is terminated in a Qualifying Termination. The determination of whether an employee is an Eligible Employee will be made by the Company, in its sole discretion, and such determination will be binding and conclusive on all persons.

(2)In order to be eligible to receive any benefits under the Plan, an Eligible Employee must remain on the job and satisfactorily provide services to the Company until the applicable employment termination date selected by the Company ("Employment Termination Date ").

(3)In order to be eligible to receive any benefits under the Plan, an Eligible Employee also must execute a general waiver and release in substantially the form attached hereto as Exhibit A or Exhibit B, as applicable, within the time frame set forth therein, but not earlier than the first date following the Employment Termination Date, and such release must become effective in accordance with its terms. The Company, in its discretion, may modify the form of the required release to comply with applicable law and will determine the form of the required release, which may be incorporated into any other agreement entered into with the Eligible Employee.

(b)Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in any of the following circumstances, as determined by the Company in its sole discretion:

(1)The employee has executed an individually negotiated employment contract or agreement with the Company or an affiliate of the Company relating to severance

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benefits that is in effect on his or her termination date, in which case such employee's severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 4(c) below does not entirely eliminate benefits under this Plan.

(2)The employee's termination of employment qualifies the employee to receive severance benefits under the Change in Control Plan, in which case such employee's severance benefit, if any, shall be governed by the terms of the Change in Control Plan and shall be governed by this Plan only to the extent that the reduction pursuant to Section 4(c) below does not entirely eliminate benefits under this Plan.

(3)	The Company terminates the employee's employment for Cause.

(4)The employee voluntarily terminates employment with the Company. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

disability.

(5)
The employee's employment is terminated as a result of his or her death or

(6)The employee's employment is terminated on or after the earlier of (i) October 5, 2018, or (ii) a Change in Control.

(7)	The employee has been or will be paid the Retention Bonus.

(8)The employee is rehired by the Company or an affiliate of the Company prior to the date benefits under the Plan are scheduled to be paid.

(9)The employee has not signed the Company's standard form of confidential information and inventions assignment agreement ("Proprietary Agreement") covering the employee's period of employment with the Company (and with any predecessor) and/or does not confirm in writing that he or she is and will remain subject to the terms of that agreement.

(10) The employee has failed to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which the individual was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. As a condition of receiving benefits under the Plan, the employee must also promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the employee in connection with any such legal proceedings, unless the employee is expressly prohibited by law from so doing. The Company will reimburse the employee for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation) within thirty

(30) days after the employee's timely presentation of appropriate documentation thereof, in accordance with the Company's standard reimbursement policies and procedures, and will make reasonable efforts to accommodate the employee's scheduling needs.

(c)Termination of Benefits. A Participant's right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator:

(1)willfully breaches a material provision of the Participant's Confidentiality Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition provision set forth in any other agreement between the Company or any subsidiary and a Participant (including, without limitation, the Participant's employment agreement or offer letter) or under applicable law;

(2)encourages or solicits any of the Company's then current employees to leave the Company's employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(3)induces any of the Company's then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing  business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party.

4.	AMOUNT OF BENEFIT.

(a)Severance Benefits. Subject to the exceptions set forth in Section 3(c), severance benefits under the Plan, if any, will be provided to Eligible Employees described in Section 3 in the amount provided in Appendix A.

(b) Additional Benefits.   Notwithstanding the foregoing, the Company may, in its sole discretion, (i) authorize benefits in addition to those benefits set forth in Section 4(a) to Eligible Employees; (ii) waive or modify, in respect to one or more employees or classes of employees, the eligibility requirements for receipt of benefits under this Plan and/or (iii) modify the method of calculating the amount of benefits to be received under the Plan. The provision of any such benefits to an Eligible Employee will in no way obligate the Company to provide such benefits to any other Eligible Employee or to any other employee, even if similarly situated. An employee for whom any eligibility requirement has been waived or modified, or who is offered benefits under this Plan that are different than, or in addition to, those set forth in Section 4(a) will receive specific written notice that the Plan Administrator is exercising discretion in that regard. Receipt of benefits under this Plan pursuant to such exceptions may be subject to a covenant of confidentiality and non-disclosure.

(c)	Certain Reductions.

(1)Mandatory Reductions. Severance benefits provided under the Plan will be reduced, in whole or in part, by other similar benefits payable to the Eligible Employee by the

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Company or an affiliate of the Company that become payable in connection with the Eligible Employee's termination pursuant to the Change in Control Plan or any other severance, separation pay or similar plan or any written employment  or severance agreement between the Eligible Employee and the Company or any affiliate of the Company.

(2)Discretionary Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee's severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Employer that become payable in connection with the Eligible Employee's  termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law, or

(ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee's employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 4(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, policy or practice ( i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, policy or practice). The Company's decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company's sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company's statutory obligation.

(3)Indebtedness of Participants. To the extent permitted under applicable law, if a Participant is indebted to the Company on the effective date of a Participant's Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness; provided, however, that any such offsets comply with Section 409A of the Code and are otherwise made in accordance with all applicable laws.

5.	TRANSITION MATTERS.

(a)Return of Company Property. An Eligible Employee will not be entitled to any benefits under the Plan unless and until the Eligible Employee timely returns all Company Property no later than ten (10) business days following the Employment Termination Date. For this purpose, "Company Property" means all paper and electronic Company documents (and all copies thereof) created and/or received by the Eligible Employee during his or her period of employment with the Company and other Company property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company files, notes, lab notebooks, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases,

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computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, Eligible Employees must not make or retain copies, reproductions or summaries of any such Company property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee's hire, termination, compensation, benefits and stock options, stock units, other equity award documentation and any documentation received as a shareholder of the Company.

(b)Transition of Work. An Eligible Employee will not be entitled to any severance benefit under the Plan unless the Eligible Employee (i) has satisfactorily transitioned his or her work and information concerning his or her work to the Company to the extent requested by the Company (including but not limited to completion of exit checklists)  and (ii) has provided the Company with all logins, passwords, passcodes and similar information created by the Eligible Employee for documents, email and electronic files that the Eligible Employee created or used on Company systems.

6.	TIME OF PAYMENT AND FORM OF BENEFIT.

All severance benefits under the Plan will be paid as provided in Appendix A following the Eligible Employee's satisfaction of all of the requirements set forth in this Plan. All payments under the Plan will be subject to applicable withholding for federal,  state and local taxes. If an Eligible Employee is indebted to the Company at his or her Employment Termination Date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. Additionally, if an Eligible Employee is subject to withholding for taxes related to any non-Plan benefits, including but not limited to any imputed income related to perquisites, the Company may offset any severance payments under the Plan by the amount of such withholding taxes. However, payments under the Plan will not be subject to any other deductions such as, but not limited to, 401(k) plan contributions and/or loan repayments or other employee benefit and benefit plan contributions.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A' will not commence in connection with an Eligible Employee's termination of employment unless and until the Eligible Employee has also incurred a "separation from service" (as such term is defined in Treasury Regulations Section 1.409A-l(h) ("Separation From Service'), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.

It is intended that all Plan Payments provided on Appendix A satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation l.409A-l(b)(4) and 1.409A-l(b)(9)(iii). However, if the Company (or, if applicable, the successor entity thereto) determines that the payments and benefits provided under the Plan

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(the "Plan Payments ") constitute "deferred compensation" under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (Section 409A, together, with any state law of similar effect, "Section 409A") and an Eligible Employee is, at the time of "separation from service" (as defined under Section 409A), a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a "Specified Employee "), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under  Section 409A, the timing of the Plan Payments will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the individual's separation from service and (ii) the date of the Eligible Employee's death (such earlier date, the "Delayed Initial Payment Date "), the Company (or the successor entity thereto, as applicable) will pay to the Eligible Employee a lump sum amount equal to the sum of the Plan Payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if payment of the Plan Payments had not been delayed pursuant to this Section 6.

7.	REEMPLOYMENT.

In the event of an Eligible Employee's reemployment by the Company or any other affiliate of the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

8.	CLAWBACK; RECOVERY.

All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for "good reason," constructive termination, or any similar term under any plan of or agreement with the Company.

9.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)Exclusive Discretion. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan. The Plan Administrator will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The Plan Administrator may delegate any or all of its administrative duties to an officer of the Company and any such delegation will convey with it the full discretionary authority of the Plan Administrator to carry out the delegated duties. The Company or the Plan Administrator will indemnify and hold harmless any person to whom it delegated its responsibilities; provided, however, such person does not act with gross negligence or willful misconduct. The rules, interpretations, computations and other actions of the Plan Administrator or its delegate will be binding and conclusive on all persons.

(b)	Amendment or Termination.

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The Plan will automatically terminate upon the earlier of: (i) October 5, 2018, or (ii) a Change in Control. The Company reserves the right to earlier amend or terminate the Plan; provided, however, that no such amendment will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan will be in writing and executed by a duly authorized officer of the Company.

10.No IMPLIED EMPLOYMENT CONTRACT.

The Plan will not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

11.	LEGAL CONSTRUCTION.

This Plan is intended to be governed by and will be construed in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA") and, to the extent not preempted by ERISA, the laws of the State of California (without regard to principles of conflict of laws).

12.	CLAIMS, INQUIRIES AND APPEALS.

(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Versartis, Inc.

Attn: Chief Operating Officer 1020 Marsh Road

Menlo Park, CA 94025

(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant's right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)	the specific reason or reasons for the denial;

(2)references to the specific Plan provisions upon which the denial is based;

(3)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)an explanation of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the applicant's right to bring a civil

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action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 13(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)Request for a Review. Any person (or that person's authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review will be in writing and will be addressed to:

Versartis, Inc.

Attn: Chief Operating Officer 1020 Marsh Road

Menlo Park, CA 94025

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)	the specific reason or reasons for the denial;

(2)references to the specific Plan provisions upon which the denial is based;

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(3)     a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) 502(a) of ERISA.

a statement of the applicant's right to bring a civil action under Section

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant's own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant's claim or appeal within the relevant time limits specified in this Section 12, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

13.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan will be unfunded, and all benefits under the Plan will be paid only from the general assets  of the  Company. An Eligible Employee's right to receive payments under the Plan is no greater than that of the Company's unsecured general creditors.  Therefore, if the Company were to become insolvent, the Eligible Employee might not receive benefits under the Plan.

14.	OTHER PLAN INFORMATION.

(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the "Plan Sponsor" as that term is used in ERISA) by the Internal Revenue Service is 26-4106690. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 511.

(b)Ending Date for Plan's Fiscal Year and Type of Plan. The date of the end of the fiscal year for the purpose of maintaining the Plan's records is December 31. The Plan is a welfare benefit plan.

(c)Agent for the Service of Legal Process. The agent for the service of  legal process with respect to the Plan is:

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Versartis, Inc.

Attn: Chief Operating Officer 1020 Marsh Road

Menlo Park, CA 94025

(d)Plan Sponsor and Administrator. The Plan Sponsor and the "Plan Administrator " of the Plan is:

Versartis, Inc.

Attn: Chief Operating Officer 1020 Marsh Road

Menlo Park, CA 94025

The Plan Sponsor's and Plan Administrator's telephone number is (650) 963-8580.

15.	STATEMENT OF ERISA RIGHTS.

Participants in this Plan are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)Receive Information About Your Plan and Benefits

(1)Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if  applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3)Receive a summary of the Plan's annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your  employer, your union or any other person,  may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents

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relating to the decision without charge, and to appeal any denial, all within certain time schedules as set forth in detail in Section 12 herein.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court and you are not required to follow the claims procedure set forth in Section 12 herein. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have completed the claims and appeals procedure described in Section 12 and have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. Ifyou lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA,  or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.

16.GENERAL PROVISIONS.

(a)Notices. Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan will be in writing and will be deemed given when delivered personally or deposited in the U.S. mail, with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 14(d) and, in the case of an Eligible Employee, at the address as set forth in the Company's employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

17.Mitigation. Except as otherwise specifically provided in the Plan, an Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such

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Participant after the date of the Participant's termination of employment with the Company (except as provided for in Section 4(c)).

(a) Transfer and Assignment. The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan will be binding upon any person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(b)Waiver. Any party's failure to enforce any provision or provisions of this Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted the parties herein are cumulative and will not constitute a waiver of any party's right to assert all other legal remedies available to it under the circumstances.

(c)Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(d) Section Headings. Section headings in this Plan are included for convenience of reference only and will not be considered part of this Plan for any other purpose.

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For Employees Age 40 or Older

EXHIBIT A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Versartis, Inc. Severance Benefit Plan (the "Plan").

I understand that this Release, together with the Plan, constitutes the complete, final  and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Proprietary Agreement with the Company.

In consideration of the severance benefits and other consideration provided to me under the Plan that I am not otherwise entitled to receive, and except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns and the Company's co employer TriNet Group, Inc. and its affiliates (collectively, the "Released Parties") from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the "Released Claims").

The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release ("Effective Date").

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For Employees Age 40 or Older

I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Notwithstanding the foregoing, the following are not included in the Released Claims (the "Excluded Claims"): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other federal, state, or local agency. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers' compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

I acknowledge that to become effective, I must (1) sign and return this Release to the Company within the 45 day period commencing immediately following my last day of employment; and

(2) I must not revoke it thereafter.

EMPLOYEE

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For Employees Age 40 or Older

Printed Name:___ Date:----------------

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For Employees Under Age 40

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Versartis, Inc. Severance Benefit Plan (the "Plan").

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Proprietary Agreement with the Company.

In consideration of the severance benefits and other consideration provided to me under the Plan that I am not otherwise entitled to receive, and except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns and the Company's co employer TriNet Group, Inc. and its affiliates (collectively, the "Released Parties ") from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct,  or omissions occurring prior to my signing this Release (collectively, the "Released Claims").

The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related  to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination,  and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Notwithstanding the foregoing, the following are not included in the Released Claims (the "Excluded Claims"): (I) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not

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For Employees Under Age 40

waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other federal, state, or local agency. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers' compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

I acknowledge that to become effective, I must sign and return this Release to the Company within the 14 day period that commences immediately following my last day of employment.

EMPLOYEE

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APPENDIX A

VERSARTIS,  INC. SEVERANCE BENEFIT PLAN

Certain capitalized terms used in this Appendix A are defined in Section 3 below. Other capitalized terms used in this Appendix A have the meanings set forth in the Plan.

General Eligibility Requirements. Eligible Employee who meets all the requirements to receive benefits as set forth in the Plan, including, without limitation, executing a general waiver and release in substantially  the form attached to the Plan as Exhibit A  or Exhibit B, as applicable (the "Release"), within the applicable time period set forth therein and provided that the Release becomes effective in accordance with its terms, will receive severance benefits as set forth in this Appendix A. The Company, in its sole discretion, may modify the form of the required Release to comply with applicable law, and may incorporate such Release into a termination agreement or other agreement with the Eligible Employee.

1.Base Salary Severance Benefit. The Company will pay as a lump sum  cash payment an amount equal to the monthly Base Salary multiplied by the applicable number of months in the "Severance Benefit Period" as indicated in the table below with respect to the Eligible Employee's Position:   (the "Base Salary Severance Benefit" ):

Position	Severance Benefit Period
Chief Executive Officer	18 months
C-Suite Executives and Senior Vice Presidents	12 months
Vice Presidents and Directors	9 months
Managers	6 months
Other Employees	3 months*

Any such Base Salary Severance Benefit that such Eligible Employee receives shall be subject to all required tax withholding and shall be paid in a single lump sum as soon as administratively feasible following the Release Effective Date, but in no event later than 75 days following the Employment Termination Date.

2.         Welfare Severance Benefit. The Company will pay as a lump sum cash payment an amount equal to 140% of the cost of the Eligible Employee's monthly insurance premium as in effect in September 2017 for the Eligible Employee's cost of coverage under the Company's group health and welfare benefit plans (the "Monthly Welfare Premium"), including the cost of coverage for the Eligible Employee's eligible dependents,  multiplied  by the applicable number

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of months in the "Benefit Period" as indicated in the table below with respect to the Eligible Employee's Position (the "Welfare Severance Benefit "):

Position	Benefit Period
Chief Executive Officer	18 months
C-Suite Executives and Senior Vice Presidents	12 months
Vice Presidents and Directors	9 months
Managers	6 months
Other Employees	3 months*

For purposes of the Plan, references to Monthly Welfare Premium shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan. Any such payment that such Eligible Employee receives shall be subject to all required tax withholding and shall be paid in a single lump sum as soon as administratively feasible following the Release Effective Date, but in no event later than 75 days following the Employment Termination Date.

*Notwithstanding anything to the contrary set forth herein, if payment of the Eligible Employee's Retention Bonus would result in a greater payment to the Eligible Employee than the sum of the Base Salary Severance Benefit and the Welfare Severance Benefit, then the Eligible Employee will receive payment of a lump sum cash amount equal to the Retention Bonus in lieu of and not additional to the Base Salary Severance Benefit and the Welfare Severance Benefit, subject to the Eligible Employee's satisfaction of conditions to receive benefit under the Plan. Any such payment that such Eligible Employee receives shall be subject to all required tax withholding and shall be paid in a single lump sum as soon as administratively feasible following the Release Effective Date, but in no event later than 75 days following the Employment Termination Date.

3.Definitions. The following capitalized terms as used in this Appendix A have the following meanings

a.	"Position" means the position held by the Eligible Employee immediately prior to the Employment Termination Date.
b.	"Release Effective Date" means the date that the Release becomes effective and irrevocable.

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